Brookdale Reports September 2022 Occupancy Nashville, Tenn., October 10, 2022 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for September 2022. 2021 2022 Occupancy Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Wtd. avg. 73.0% 73.3% 73.5% 73.6% 73.4% 73.3% 73.6% 73.9% 74.6% 75.2% 75.9% 76.4% 76.9% Month end 74.2% 74.5% 74.3% 74.5% 74.2% 74.4% 75.0% 75.3% 76.2% 76.6% 77.1% 77.9% 78.4% September 2022 Observations:  Sequential occupancy increased 50 basis points both on a weighted average and month-end basis.  Third quarter move-ins increased 7% and weighted average occupancy increased 390 basis points compared to the prior year quarter.  Weighted average occupancy grew 750 basis points since the start of the recovery in March 2021.  Achieved eleven consecutive months of year over year weighted average occupancy growth. About Brookdale Senior Living Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence and integrity. The Company operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality and real estate provides residents with opportunities to improve wellness, pursue passions and stay connected with friends and loved ones. Brookdale operates and manages 672 communities in 41 states as of September 30, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or Twitter. Kathy MacDonald, SVP Investor Relations • 615-505-1968 • email: Kathy.macdonald@brookdale.com 65% 70% 75% 80% Sep 2021 Oct Nov Dec Jan 2022 Feb Mar Apr May Jun Jul Aug Sep Average for Month Month end Weighted average 4Q 2021 73.5% 1Q 2021 73.4% 2Q 2022 74.6% 3Q 2022 76.4% Brookdale’s Consolidated Occupancy